Exhibit 99.1

iLearningEngines, Inc. and Subsidiaries

ILEARNINGENGINES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of
	March 31, 2024 (Unaudited)	December 31, 2023
Assets
Current assets:
Cash	$815	$4,763
Restricted cash	-	2,000
Accounts receivable, net of provision for credit loss of $510 and $336, respectively	82,904	73,498
Contract asset	297	509
Prepaid expenses	93	62
Total current assets	84,109	80,832
Receivable from Technology Partner	14,880	13,602
Receivable from related party	-	465
Other assets	672	729
Deferred tax assets, net	5,248	5,703
Deferred transaction costs	6,882	3,990
Total assets	$111,791	$105,321
Liabilities and shareholders’ deficit
Current liabilities:
Trade accounts payable	$7,044	$3,753
Accrued expenses	3,850	2,982
Current portion of long-term debt, net	26,026	10,517
Contract liability	1,447	2,765
Payroll taxes payable	3,037	3,037
Loan restructuring share liability	2,813	-
Other current liabilities	139	116
Total current liabilities	44,356	23,170
Convertible notes	37,712	31,547
Warrant liability	26,988	11,870
Long-term debt, net	-	10,679
Subordinated payable to Technology Partner	49,789	49,163
Other non-current liabilities	63	74
Total liabilities	158,908	126,503

Shareholders’ deficit:
Common Shares $0.0001 par value: 200,000,000 shares authorized: 95,782,605 shares issued and outstanding at March 31, 2024 and December 31, 2023	10	10
Additional paid-in capital	36,384	36,384
Accumulated deficit	(83,511)	(57,576)
Total shareholders’ deficit	(47,117)	(21,182)
Total liabilities and shareholders’ deficit	$111,791	$105,321

The accompanying notes are an integral part of these condensed consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023

Revenue	$124,935	$93,980
Cost of revenue	38,714	31,551
Gross profit	86,221	62,429
Operating expenses:
Selling, general, and administrative expenses	41,223	31,612
Research and development expenses	37,099	28,582
Total operating expenses	78,322	60,194
Operating income	7,899	2,235
Other expense:
Interest expense	(1,986)	(1,588)
Change in fair value of warrant liability	(15,118)	(280)
Change in fair value of convertible notes	(5,465)	-
Loss on debt extinguishment	(10,041)	-
Other expense	-	(60)
Foreign exchange loss	(2)	(8)
Total other expense	(32,612)	(1,936)
Net (loss) income before income taxes	(24,713)	299
Income tax (expense) benefit	(1,222)	152
Net (loss) income	$(25,935)	$451

Net (loss) income per share – basic and diluted	$(0.27)	$0.00
Weighted average common shares outstanding – basic	95,782,605	95,782,605
Weighted average common shares outstanding – diluted	95,782,605	95,782,605

The accompanying notes are an integral part of these condensed consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)
(In thousands, except share amounts)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2023	95,782,605	$10	$36,384	$(57,576)	$(21,182)
Net loss	—	—	—	(25,935)	(25,935)
Balances at March 31, 2024	95,782,605	$10	$36,384	$(83,511)	$(47,117)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2022	95,782,605	$10	$36,384	$(53,169)	$(16,775)
Net income	—	—	—	451	451
Balances at March 31, 2023	95,782,605	$10	$36,384	$(52,718)	$(16,324)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows used in operating activities:
Net (loss) income	$(25,935)	$451
Adjustments to reconcile net (loss) income to net cash flows used in operating activities:
Depreciation and amortization	54	26
Amortization of debt issuance costs	631	531
Change in deferred taxes	455	324
Accretion of interest on subordinated payable to Technology Partner	626	417
Change in fair value of warrant liability	15,118	280
Change in fair value of convertible notes	5,465	-
Loss on debt extinguishment	10,041	-
Provision for current expected credit losses	174	-
Changes in operating assets and liabilities:
Accounts receivable	(9,580)	(8,104)
Receivable from related party	465	130
Contract asset	212	5,880
Prepaid expenses and other current assets	(31)	6
Receivable from Technology Partner	(1,278)	(2,405)
Trade accounts payable	958	(19)
Accrued expenses and other liabilities	429	(574)
Contract liability	(1,318)	552
Payroll taxes payable	-	305
Deferred transaction costs	(96)	-
Net cash flows used in operating activities	(3,610)	(2,200)
Cash flows from investing activities:
Purchases of property and equipment	(9)	-
Net cash flow used in investing activities	(9)	-
Cash flows from financing activities:
Proceeds from term loans	-	5,000
Repayments of term loans	(3,029)	(2,063)
Proceeds from convertible note	700	-
Net cash flows (used in) provided by financing activities	(2,329)	2,937
Net change in cash	(5,948)	737
Cash, beginning of year	6,763	856
Cash, end of period	$815	$1,593
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$702	$670
Supplemental disclosure of non-cash investing and financing activities:
Issuance of warrant to purchase common shares	$-	$514
Transaction costs capitalized which are included in trade accounts payable and accrued expenses	$3,286	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

ILEARNINGENGINES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Nature of the Business and Basis of Presentation

iLearningEngines, Inc. (together with its subsidiaries, the “Company,” or “ILE”), a company headquartered in Maryland, United States of America, was incorporated in Delaware on November 17, 2010. The Company offers an Artificial Intelligence (“AI”) platform focused on automation of learning and enabling organizations to drive mission critical outcomes at scale. The AI Learning and Engagement platform has cloud-based, mobile, offline and multimedia capabilities that can be used to deliver highly personalized learning and engagement modules. The Company has developed an in-process learning platform that enables organizations to deliver learning in the flow of day-to-day activities.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed consolidated financial statements include the accounts of iLearningEngines, Inc. and its wholly-owned subsidiaries.

A description of the Company’s significant accounting policies is included in the audited consolidated financial statements for the year ended December 31, 2023. No changes to significant accounting policies have occurred since December 31, 2023, other than new policy elections related to a debt amendment discussed in Note 5. Results of operations and cash flows for the interim periods presented herein are not necessarily indicative of the results that would be achieved during a full year of operations or in future periods. These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto, included in the Company’s consolidated financial statements for the year ended December 31, 2023.

Business Combination

On April 27, 2023, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Arrowroot Acquisition Corp. (NASDAQ: ARRW) (“Arrowroot”), a special-purpose acquisition company (“SPAC”), and ARAC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Arrowroot (“Merger Sub”). Upon closing of the Merger Agreement and upon approval by the shareholders of Arrowroot, the combined company will be renamed to “iLearningEngines, Inc.” and will be listed on the NASDAQ under the new ticker symbol “AILE.” Arrowroot has agreed to acquire all of the outstanding equity interests of the Company. Completion of the “SPAC Transaction” described herein, is subject to certain customary regulatory consents and approval by stockholders of Arrowroot and the Company.

The merger with Arrowroot closed on April 16, 2024. Refer to Note 14 for additional discussion.

2. Summary of Significant Accounting Policies

Concentration of Credit Risk and Major Sales Channels

Financial investments that potentially subject the Company to credit risk consist of cash. The Company places its cash with certain U.S. financial institutions. At various times, the Company’s cash deposits with any one financial institution may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Company has not experienced any losses of such amounts and management believes it is not exposed to any significant credit risk on its cash.

During the three months ended March 31, 2024, there were four customers, representing 16.7%, 13.5%, 11.3%, and 10.3%, respectively, who individually accounted for 10% or more of the Company’s revenue. During the three months ended March 31, 2023, there were four customers, representing 21.5%, 17.7%, 13.0% and 11.8%, respectively, who individually accounted for 10% or more of the Company’s revenue.

Fair Value Option (“FVO”) Election

The Company has convertible notes (refer to Note 6) and debt (refer to Note 5) which are accounted under the “fair value option election” discussed below.

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, Derivative and Hedging, (“ASC 815”), a financial instrument containing embedded features and /or options may be required to be bifurcated from the financial instrument host and recognized as separate derivative asset or liability, with the bifurcated derivative asset or liability initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting period balance sheet date.

Alternatively, FASB ASC Topic 825, Financial Instruments, (“ASC 825”) provides for the “fair value option” (“FVO”) election. In this regard, ASC 825-10-15-4 provides for the FVO election (to the extent not otherwise prohibited by ASC 825-10-15-5) to be afforded to financial instruments, wherein the financial instrument is initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting period balance sheet date, with changes in the estimated fair value recognized as other income or expense in the statement of operations.

The estimated fair value adjustment of convertible notes, including the component related to interest expense, is presented in a single line item, “Change in fair value of convertible notes”, within the condensed consolidated statement of operations (as provided for by ASC 825-10-50-30(b)). As further discussed in Note 5, there was no change in the fair value of the Amended Term Loans between the date of the amendment on March 27, 2024 and March 31, 2024.

Further, as required by ASC 825-10-45-5, to the extent a portion of the fair value adjustment is attributed to a change in the instrument-specific credit risk, such portion would be recognized as a component of other comprehensive income (“OCI”), however there have been no such adjustments with respect to the convertible notes or debt which are accounted for under the fair value option.

Deferred Transaction Costs

The Company has incurred direct and incremental transaction costs related to the merger with Arrowroot. Transaction costs of $6.9 million and $4.0 million were deferred and capitalized to the “Deferred transaction costs” line item within the condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023, respectively.

After consummation of the merger, these costs will be recorded to shareholders’ deficit as a reduction of additional paid-in capital generated as a result of the merger. As of March 31, 2024, and December 31, 2023, $2.8 million and $1.1 million of unpaid transaction costs are included within the “Trade accounts payable” line item, and $0.5 million and $1.6 million are included within the “Accrued expenses” line item, within the condensed consolidated balance sheets, respectively.

Accounts Receivable and Provision for Credit Losses

Accounts receivable are uncollateralized, noninterest bearing customer obligations due under normal trade terms and generally requiring payment within 30 to 90 days of the invoice date. Accounts receivable are stated at the amount billed to the customer, net of provision for credit losses in accordance with ASC 326, Financial Instruments-Credit Losses. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice, or, if unspecified, are applied to the earliest unpaid invoice.

The estimation of the provision for credit loss is based on an analysis of historical loss experience, current receivables aging, any known or expected changes to the customers’ ability to fulfill their payment obligations, and management’s assessment of current conditions and estimated future conditions. The general CECL reserve is measured on a collective (pool) basis when similar risk characteristics exist for multiple financial instruments. The Company notes its account receivables do not similar risks, and the Company measures the CECL reserve on an individual customer account basis.

At the end of each reporting period, the provision for credit losses is reviewed relative to management’s expected credit loss model and is adjusted as necessary. The expense associated with the provision for expected credit losses is recognized in selling, general, and administrative expenses in the consolidated statements of operations. Accounts receivable write-offs are recorded when management believes it is probable a receivable will not be recovered. The provision for credit losses as of March 31, 2024 and December 31, 2023 were $0.5 million and $0.3 million, respectively.

The following table shows the change in the Company’s provision for credit losses recognized for receivables between December 31, 2023 and March 31, 2024 (in thousands):

Balance
Provision for credit losses as of December 31, 2023	$336
Change in provision for credit losses during the three months ended March 31, 2024	174
Provision for credit losses as of March 31, 2024	$510

Revenue Recognition

Disaggregation of Revenue

The Company disaggregates revenue into categories that depict the nature, amount, and timing of revenue and cash flows based on differing economic risk profiles for each category. In concluding such disaggregation, the Company evaluated the nature of the products and services, consumer markets, sales terms, and sales channels which have similar characteristics such that the level of disaggregation provides an understanding of the Company’s business activities and historical performance. The level of disaggregation is evaluated annually and as appropriate for changes to the Company or its business, either from internal growth, acquisitions, divestitures, or otherwise. Revenue from implementation services and combined software license and maintenance is recognized over the respective performance obligation period. As such, there is no disaggregation of revenue by point in time as all of the Company’s revenue is recognized over time.

With respect to the Company’s disaggregation of revenue by customer geography, geography is primarily determined based on the location of the customer identified in the contract. Under certain arrangements, the Company enters contracts with the Technology Partner (refer to Note 4 for additional information about the Company’s contractual arrangements with the Technology Partner) though which the Technology Partner purchases and integrates the ILE platform into the Technology Partner’s own software solution provided to one of the Technology Partner’s customers. In this type of contractual arrangement, the Company identifies the Technology Partner as its customer. In contractual arrangements in which the Technology Partner is identified as the customer, the Technology Partner’s end customer may or may not be known by the Company In cases in which the Technology Partner’s customer is known to the Company, the geography is determined based on the location of the Technology Partner’s customer and conversely, in cases in which the Technology Partner’s customer is not known, the customer geography is determined based on the geography of the Technology Partner. The following table presents this disaggregation of revenue by customer geography:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
North America	$54,317	$45,011
India	51,873	34,795
Other(1)	18,745	14,174
Total Revenues	$124,935	$93,980

(1)	Other includes customers in Middle East and Europe.

The following table presents to disaggregation of revenue by type of revenue:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Revenue related to implementation services	$5,200	$4,660
Combined software license and maintenance revenues	119,735	89,320
Total Revenues	$124,935	$93,980

Contract asset

Contract asset balances represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for software licenses already delivered, implementation services, and maintenance services already performed but invoiced in arrears. As of March 31, 2024 and December 31, 2023 contract assets were $0.3 million and $0.5 million, respectively.

Contract liability

Contract liability represents either customer advance payments or billings for which the revenue recognition criteria has not yet been met. Contract liability is primarily unearned revenue related to combined software and maintenance services. As of March 31, 2024 and December 31, 2023, the contract liability balance was $1.4 million and $2.8 million.

Remaining performance obligations

As of March 31, 2024, the total remaining performance obligations under the Company’s contracts with customers was $447.0 million, and the Company expects to recognize approximately 86% of the remaining performance obligations as revenue within the next twelve months. As of December 31, 2023, the total remaining performance obligations under the Company’s contracts with customers was $409.6 million, and the Company recognized revenues on approximately 90% of these remaining performance obligations over the year ended December 31, 2023.

Recent Accounting Pronouncements Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (CODM). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. The Company is still evaluating the impact of this standard on its condensed consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. The Company is still evaluating the impact of this standard on its condensed consolidated financial statements.

3. Accrued Expenses

The following table presents the components of accrued expenses as of March 31, 2024 and December 31, 2023:

	As of
	March 31, 2024	December 31, 2023
	(In thousands)
Accrued income taxes	$2,495	$1,742
Other accrued expenses(1)	1,355	1,240
Total	$3,850	$2,982

(1)	Other Accrued Expense includes accrued professional service fees, accrued interest, accrued compensation and benefits, and other current liabilities.

4. Technology Partner

In 2019, the Company entered a Master Agreement (“MA”) with the Technology Partner, which allows for quarterly netting of amounts collected by the Technology Partner from end-users, against the cost of the Technology Partner’s services rendered and billable to the Company. The MA has an initial term of five years with an automatic renewal for five additional years.

On January 1, 2021, the Company amended the interest rate with the Technology Partner which changed from a 12-month LIBOR rate plus 2.0% to a fixed rate of 3.99% through December 31, 2023. On January 5, 2024, the Company amended the interest rate with the Technology Partner to a fixed rate of 5.99% through December 31, 2024. The Company is not required to repay any outstanding balance or accrued interest until the tenth anniversary of the effective date of termination of the MA. As of the date of these condensed consolidated financial statements, the MA has not been terminated.

The following table summarizes the expenses charged to Company by the Technology Partner that are presented within “Cost of revenue”, “Selling, general and administrative expenses”, and “Research and development expenses” on the condensed consolidated statements of operations for the three months ended March, 31 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cost of revenue	$38,673	$31,541
Selling, general and administrative expense	37,063	29,533
Research and development expense	37,048	28,581
	$112,784	$89,655

Subordinated Payable to the Technology Partner

On December 30, 2020, the Company and the Technology Partner entered into a subordination agreement whereby the payable to the Technology Partner became subordinated to the 2020 and 2021 Term Loans (refer to Note 5).

The following table presents a reconciliation of the change in subordinated payable to the Technology Partner between December 31, 2023 and March 31, 2024 (in thousands):

Subordinated payable to Technology Partner

Balance as of December 31, 2023	$49,163
Accrued interest	626
Balance as of March 31, 2024	$49,789

Interest expense related to the subordinated payable to the Technology Partner was $0.6 million for the three months ended March 31, 2024.

Net Receivable from Technology Partner

Subsequent to the execution of the subordination agreement, the Company and the Technology Partner resumed quarterly netting of collections and the cost of services provided with the same interest rate terms defined above.

The following table presents a reconciliation of the changes in the net receivable from Technology Partner between December 31, 2023 and March 31, 2024 (in thousands):

Net Receivable from Technology Partner

Balance of receivable from Technology Partner as of December 31, 2023	$13,602
Collections by Technology Partner	113,732
Cost of services provided by Technology Partner	(112,784)
Net cash transfers between Company and Technology Partner	330
Balance of receivable from Technology Partner as of March 31, 2024	$14,880

5. Debt

The following table presents the components of the Company’s debt as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
	(In thousands)
2020 Term Loans	$-	$2,697
2021 Term Loans	-	12,299
2023 Term Loans	-	10,000
Amended Term Loans	26,026	-
	26,026	24,996
Less: Discount on debt	-	3,800
	26,026	21,196
Less: Current portion	26,026	10,517
Long-term portion of debt	$-	$10,679

Contractual interest expense related to the 2020 Term Loan, 2021 Term Loan, and 2023 Term Loan (collectively, the “Term Loans”), was $0.7 million and $0.7 million for the three months ended March 31, 2024 and March 31, 2023 and the amortization of debt issuance costs was $0.7 million and $0.5 million for the three months ended March 31, 2024 and March 31, 2023, respectively.

Amendment to 2020, 2021 and 2023 Term Loans

On March 27, 2024, ILE entered into an agreement to amend the 2020, 2021 and 2023 Term Loans (the “Amendment”). The amended terms consisted of:

(i)	revision to the amortization schedule for the Term Loans in exchange for 1,019,999 shares of “NewCo” (defined in Note 14 - Subsequent Events) common stock to be issued upon completion of the SPAC Transaction (the “Loan Restructuring Shares”)

(ii)	agreement to terminate the outstanding warrants issued in connection with the Term Loans and the respective put rights associated with each, in exchange for the Company’s agreement to provide the respective lenders with an aggregate amount of 3,399,999 shares of NewCo common stock to be issued upon completion of the SPAC Transaction.

Pursuant to the Amendment, if the Company repays the “Amended Term Loans” in full, on or before (i) April 15, 2024, then 90% of the Loan Restructuring Shares will be canceled, (ii) May 1, 2024, then 80% of the Loan Restructuring Shares will be canceled, and (iii) July 1, 2024, then 50% of the Loan Restructuring Shares will be canceled.

In addition, the Amendment provides that, if the Company prepays the Amended Term Loans, then at the Company’s option, the Company may prepay 50% of the amount of scheduled but unpaid payments of interest that would have accrued after the prepayment date by issuing a number of shares of NewCo common stock obtained by dividing (A) the product of (x) the unpaid scheduled interest payments and (y) 2.75, by (B) the volume-weighted average price of NewCo common stock over the seven (7) trading days immediately preceding the date of issuance.

The Loan Restructuring Shares were determined to be classified as a liability initially measured at fair value with subsequent changes in fair value recorded in earnings. The initial fair value of the Loan Restructuring Shares was determined to be $2.8 million. The Loan Restructuring Shares are presented within “Loan restructuring share liability” in the accompanying consolidated balance sheet. There was no change in fair value between the date of the initial fair value determined on March 27, 2024 and March 31, 2024.

The Amendment was accounted for as a debt extinguishment under US GAAP, through which the Company recorded a $10.0 million loss on debt extinguishment within the accompanying condensed consolidated statement of operations.

The Company elected to account for the Amended Term Loans under the fair value option. Under the fair value option, the balance is subsequently measured at fair value for each reporting period with changes in fair value, including changes due to instrument specific credit risk, recorded in earnings. The initial fair value of the Amended Term Loans was determined to be $26.0 million and there were no changes in fair value between the date of the Amendment on March 27, 2024 and March 31, 2024:

Amended Term Loans
(In thousands)
Fair value on March 27, 2024	$26,026
Change in fair value of term loan due to instrument-specific credit risk	-
Remaining changes in fair value	-
Fair value as of March 31, 2024	$26,026

On April 18, 2024, the Company prepaid the full amount of the Amended Term Loans using a combination of cash and 159,379 shares of NewCo common stock. Based on the timing of the prepayment, 815,999 Loan Restructuring Shares were canceled.

Debt Covenant Compliance

The Company’s 2020, 2021, and 2023 Term Loans were subject to covenant clauses. Covenant breaches related to timely filing of payroll tax returns and failure to maintain $2.0 million of restricted cash were waived by the respective lenders as part of the Amendment. Due to the waivers obtained, as of March 31, 2024, the Company is in compliance with all debt covenants.

Warrants

The following is a schedule of changes in warrants issued and outstanding from December 31, 2023 to March 31, 2024:

Units
Outstanding as of December 31, 2023	1,094,299
Warrants issued	-
Outstanding as of March 31, 2024	1,094,299

The fair value of the warrant liability was determined using an option pricing model, see Note 11, Fair Value Measurements, for disclosure in assumption of the warrant liability.

6. Convertible Notes

The following is a schedule of the Company’s convertible notes at fair value as of March 31, 2024, and December 31, 2023:

	March 31, 2024	December 31, 2023
	(In thousands)
2023 Convertible Notes	$35,936	$31,547
2024 Convertible Notes	1,776	-
Total	$37,712	$31,547

On April 27, 2023, the Company entered into the 2023 convertible note purchase agreement (the “2023 Convertible Note Purchase Agreement”) pursuant to which the Company issued and sold 2023 Convertible Notes with an aggregate principal amount of $17.4 million. The 2023 Convertible Notes mature on October 27, 2025, unless converted earlier, redeemed, or repurchased prior to the maturity date.

On March 21, 2024 (“Issuance Date”), the Company entered into the 2024 convertible note purchase agreement (the “2024 Convertible Notes”) pursuant to which the Company issued and sold 2024 Convertible Notes with an aggregate principal amount of $0.7 million. The 2024 Convertible Notes mature 30 months after the Issuance Date.

The 2024 Convertible Notes contain a make whole provision, such that for each share of each common stock converted under the 2024 Convertible Notes, a number of additional incentive shares (rounded down to the nearest whole share) equal to (i) $10.00 (the “Conversion Price”), divided by the greater of (i) the volume-weighted average price of the NewCo common shares over the ten trading days immediately preceding November 30, 2024 (the “Reference Date”) and (ii) $1.00 (the “Reference Price”), minus (ii) one will be issued. The Conversion Price and Reference Price shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during the period beginning on the date the NewCo common shares are issued upon conversion of the 2024 Convertible Notes and ending on the Reference Date.

The 2023 and 2024 Convertible Notes bear simple interest, accrued on a daily basis in arrears, at a rate of 15.0% per annum until aggregate accrued interest is greater than 25.0% of the principal amount, and at a rate of 8.0% per annum thereafter.

The 2023 and 2024 Convertible Notes are convertible to shares including under the following circumstances:

•	upon the occurrence of an equity financing, the lender can elect to exchange the convertible notes into the number of shares of equity securities issued in such equity financing equal to the note balance divided by the equity price in such equity financing and

•	immediately prior to the consummation of a qualified de-SPAC transaction, the convertible notes shall automatically convert, in whole, into shares of common stock of the Company thereby entitling the lender to receive a number of shares equal to (i) 2.75, multiplied by the outstanding principal under each convertible note, plus all accrued and unpaid interest thereon, divided by (ii) $10.00.

Additionally, pursuant to the respective convertible note purchase agreements, the Company may prepay the 2023 and 2024 Convertible Notes in cash without the consent of the holders, at an amount equal to the balance of the note before maturity.

As of March 31, 2024, the fair value of the 2023 and 2024 Convertible Notes was $35.9 million and $1.8 million, respectively, and the corresponding change in fair value recorded within the accompanying condensed consolidated statements of operations for the three months ended March 31, 2024 was $5.5 million. The fair value of the 2023 Convertible Notes as of December 31, 2023 was $31.5 million.

7. Share-Based Compensation

On August 12, 2021, the Company adopted the 2020 Equity Incentive Plan (the “Plan”). The total restricted stock units (“RSUs”) granted under the Plan as of March 31, 2024 and December 31, 2023 was 8,338,438. The awards have a four year service requirement with a one-year cliff vesting starting on the employment date and are subject to the Liquidity Event provision defined below.

As of March 31, 2024 and December 31, 2023, the Company had 39,883,388 shares of restricted stock awards outstanding with the Company’s founders with a ten-year service requirements starting on the day of the Liquidity Event (defined below) (the “Founder Restricted Shares”) and 360,290 restricted shares outstanding with a former employee, in which the service requirement had been deemed met on the grant date (together with the Founder Restricted Shares, the “Restricted Shares”). The Company’s 40,243,678 outstanding Restricted Shares participate on par with common shares in all distributions from the Company, as the holders of these restricted shares are entitled to non-forfeitable dividend rights. Each of the RSUs and Restricted Shares is subject to a change of control provision; an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); a direct listing on the Nasdaq Global Select Market or New York Stock Exchange; or the Company’s completion of a merger or consolidation with a SPAC whereby the surviving company’s common stock are publicly traded in a public offering pursuant to an effective registration statement under the Securities Act (collectively, the “Liquidity Events”).

The summary of nonvested RSUs and Restricted Shares whose vesting is subject to the achievement of a Liquidity Event for the period ended March 31, 2024 is disclosed below:

	Shares	Weighted Average Grant Date Fair Value
RSUs
Nonvested as of January 1, 2024	8,338,438	$4.09
Granted	-	-
Nonvested as of March 31, 2024	8,338,438	$4.09

	Shares	Weighted Average Grant Date Fair Value
Restricted Shares
Nonvested as of January 1, 2024	40,243,678	$3.53
Granted	-	-
Nonvested as of March 31, 2024	40,243,678	$3.53

The aggregate unrecognized compensation expense for these awards whose vesting is subject to the achievement of a Liquidity Event is $176.1 million as of March 31, 2024.

The vesting of these RSUs and Restricted Shares is contingent upon the Liquidity Events that are considered not probable of occurring until it actually occurs, therefore no share-based compensation expense will be recognized until any of the Liquidity Events are achieved.

8. Income Taxes

The Company’s income tax provision is computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit. For the three months ended March 31, 2024 and 2023, the Company recorded an income tax expense of $1.2 million and income tax benefit of $0.2 million, respectively.

The Company’s estimate of the realizability of the deferred tax asset is dependent on estimates of projected future levels of taxable income. In analyzing future taxable income levels, the Company considered all evidence currently available, both positive and negative. Accordingly, as of March 31, 2024 and December 31, 2023, the Company no longer maintains a valuation allowance outside of the Australia and India jurisdiction.

9. Net (Loss) Income Per Share

Basic net (loss) income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net (loss) income per share is computed using the weighted-average number of common shares and, if dilutive, common share equivalents outstanding during the period.

The computation of basic and diluted net (loss) income per share and weighted-average shares of the Company’s common stock outstanding during the periods presented is as follows:

	Three Months Ended March 31,
	2024	2023
	(In thousands, except share and per share amounts)
Basic net (loss) income per share:
Net (loss) income	$(25,935)	$451
Income allocated to participating securities	-	(133)
Net (loss) income attributable to common stockholders – basic	$(25,935)	$318

Diluted net (loss) income per share:
Net (loss) income attributable to common stockholders – basic	$(25,935)	$451
Interest expense on the 2019 Convertible Notes	-	(133)
Net (loss) income attributable to common stockholders – diluted	$(25,935)	$318

Shares used in computation:
Weighted-average common shares outstanding	95,782,605	95,782,605
Weighted-average effect of dilutive securities:
Diluted weighted-average common shares outstanding	95,782,605	95,782,605

Net (loss) income per share attributable to common stockholders:
Basic	$(0.27)	$0.00
Diluted	$(0.27)	$0.00

There were no dividends declared or accumulated on the common shares during the three months ended March 31, 2024 and 2023. The Company applies the two-class method to its Restricted Shares, which contains non-forfeitable dividend rights and thereby meets the definition of participating securities, which requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. Net loss is not allocated to participating securities in accordance with the contractual terms. The Company’s weighted average restricted shares outstanding was 40,243,678 for the three months ended March 31, 2024 and 2023. The Company excluded the following securities, presented based on amounts outstanding at each period end, from the computation of diluted net (loss) income per share attributable to common stockholders for the periods indicated, as including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2024	2023
Warrants to purchase common stock(1)	1,094,299	873,618
RSUs(2)	8,338,438	7,138,438
Contingent consideration to In2vate(3)	34,030	34,030
Convertible Notes(4)	5,157,432	-
Restricted Shares(5)	40,243,678	40,243,678
Loan restructuring share liability(5)	1,019,999	-

(1)	Warrants of 220,681 are out-of-the-money during the three months ended March 31, 2024. The warrants of 873,618 are in-the-money during the three months ended March 31, 2024, however, are not considered exercised as the Company is in a net loss position.. The warrants of 873,618 are out-of-the money during the three-months ended March 31, 2023. Therefore, all warrants are excluded from the dilutive EPS calculation.

(2)	RSUs are subject to the vesting condition under the Liquidity Event, as discussed in Note 7 – Share Based Compensation. As these securities are considered as contingently issuable shares where the contingency has not been met at the end of the reporting period, they are excluded from the dilutive net income (loss) per share calculation for the periods presented.

(3)	Contingencies underlying contingent consideration payable to In2vate was not met as of the end of the reporting period. Therefore, these shares have been excluded from the dilutive net (loss) income per share calculation for the periods presented.

(4)	If-converted method was applied to the Convertible Notes, in which the impact was anti-dilutive for the three months ended March 31, 2024. Therefore, they are excluded from the dilutive EPS calculation.

(5)	Restricted Shares and Loan Restructuring Shares were excluded from dilutive earnings per share calculation for the three months ended March 31, 2024 as the impact of including such shares would be anti-dilutive.

10. Payroll Taxes Payable

The Company has not paid or filed employment payroll tax returns for any period from inception through December 31, 2020. The federal and state withholding tax, employer payroll taxes, penalties, and interest liability from inception of the Company through December 31, 2023 and related penalties and interest were recorded within Payroll Taxes Payable on the condensed consolidated balance sheets. The total liability was $3.0 million each as of March 31, 2024 and December 31, 2023, respectively. The related charge for these accruals is recorded to “Selling, general, and administrative expenses” within the condensed consolidated statements of operations.

11. Fair Value Measurements

The Company’s financial instruments consist of warrant liability, 2020 Term Loans, 2021 Term Loans, 2023 Term Loans, Amended Term Loans, 2023 and 2024 Convertible Notes, Loan Restructuring and Subordinated Payable to Technology Partner.

The carrying value and estimated fair value of the Company’s 2020 Term Loans, 2021 Term Loans, 2023 Term Loans, Amended Term Loans, 2023 Convertible Notes, 2024 Convertible Notes, Loan Restructuring and Subordinated Payable to Technology Partner as of March 31, 2024 and December 31, 2023, were as follows:

	March, 31, 2024			December, 31, 2023
	Principal amount	Carrying amount	Fair value	Principal amount	Carrying amount	Fair value
	(In thousands)
2020 Term Loans	$-	$-	$-	$2,697	$2,483	$2,697
2021 Term Loans	-	-	-	12,299	11,498	12,299
2023 Term Loan	-	-	-	10,000	7,215	10,000
Amended Term Loans	21,967	26,026	26,026	-	-	-
2023 Convertible Notes	17,400	35,936	35,936	17,400	31,547	31,547
2024 Convertible Notes	700	1,776	1,776	-	-	-
Subordinated payable to Technology Partner	49,789	49,789	49,789	49,163	49,163	49,163
Loan restructuring share liability	-	2,813	2,813	-	-	-
	$89,856	$116,340	$116,340	$91,559	$101,906	$105,706

With respect to the 2020 Term Loans, 2021 Term Loans, 2023 Term Loans, the Company concluded the fair values as of December 31, 2023 approximated the principal value. For Subordinated Payable to Technology Partner, the Company determined that the fair value approximated the principal value as of March 31, 2024 and December 31, 2023. The 2023 and 2024 Convertible Notes and the Loan restructuring share liability are presented are carried at fair value for each period presented.

The fair values of the 2023 and 2024 Convertible Notes, Loan restructuring share liability and Amended Term Loans are estimated using a scenario-based approach which considers the conversion feature and related payoffs within each scenario.

The level 3 inputs used in the valuation model for the Amended Term Loans as of March 31, 2024 included the following:

	March 31, 2024
Redemption Event	Prepay by April 15, 2024	Prepay by May 1, 2024	Prepay by July 1, 2024	Hold-to- Maturity	Private Sale
Discount spread	27.90%	27.90%	27.90%	27.90%	27.90%
Probability	5%	48%	38%	5%	5%
Term matched risk- free rate	5.49%	5.49%	5.46%-5.49%	4.47%-5.49%	4.47%-5.49%

The level 3 inputs used in the valuation model for the 2024 Convertible Notes as of March 31, 2024 included the following:

	March 31, 2024
Redemption Event	De-SPAC Transaction	Hold-to- Maturity
Probability	95%	5%
Time to event date (years)	0.04	2.48
Discount spread	574.2%	574.2%
Risk-free rate	5.6%	4.6%
Discount yield	579.8%	578.8%

The level 3 inputs used in the valuation model for the 2023 Convertible Notes as of March 31, 2024 and December 31, 2023 included the following:

	March 31, 2024
Redemption Event	De-SPAC Transaction	Hold-to- Maturity
Probability	95%	5%
Time to event date (years)	0.04	1.58
Discount spread	574.2%	574.2%
Risk-free rate	5.6%	4.8%
Discount yield	579.8%	579.0%

	December 31, 2023
Redemption Event	Equity Financing	De-SPAC Transaction	Hold-to- Maturity
Probability	8.0%	90.0%	2.0%
Time to event date (years)	0.13	0.13	1.82
Discount spread	574.2%	574.2%	574.2%
Risk-free rate	5.6%	5.6%	4.4%
Discount yield	579.8%	579.8%	578.6%

The fair value of the warrant liability and Loan restructuring share liability was determined using an option pricing model which utilized the following level 3 inputs:

	March 31, 2024
	Private Sale Scenario (5% Probability)	SPAC Scenario (95% Probability)
Volatility	65.0%	45.0%
Risk-free interest rate	5.1%	5.42%
Dividend yield	0.0%	0.0%
Exercise price for $6.94 warrants	$6.94	$6.94
Exercise price for $10.14 warrants	$10.14	$10.14
Discount for Lack of Marketability	0.0%	2.0%
Term	0.75 Years	0.04 Years
Equity value(1)	$588,496,671	$1,233,314,103

(1)	Equity value was derived from weighted average of discounted cash flow, guideline company method, and transaction methodologies.

	December 31, 2023
	Private Sale Scenario (10% Probability)	SPAC Scenario (90% Probability)
Volatility	60.0%	50.0%
Risk-free interest rate	4.7%	5.5%
Dividend yield	0.0%	0.0%
Exercise price for $6.94 warrants	$6.94	$6.94
Exercise price for $10.14 warrants	$10.14	$10.14
Term	1.0 Years	0.1 Years
Equity value(1)	$585,798,557	$1,235,675,336

(1)	Equity value was derived from weighted average of discounted cash flow, guideline company method, and transaction methodologies.

The Company’s liabilities measured at fair value on a recurring basis were categorized as follows within the fair value hierarchy.

	March 31, 2024
	Level 1	Level 2	Level 3	Total
	(In thousands)
Liabilities
Warrant liabilities	$-	$-	$26,988	$26,988
Amended Term Loans	-	-	26,026	26,026
2023 Convertible Notes	-	-	35,936	35,936
2024 Convertible Notes	-	-	1,776	1,776
Loan restructuring share liability	-	-	2,813	2,813
Total liabilities	$-	$-	$93,539	$93,539

	December 31, 2023
	Level 1	Level 2	Level 3	Total
	(In thousands)
Liabilities
Warrant liability	$-	$-	$11,870	$11,870
2023 Convertible Notes	-	-	31,547	31,547
Total liabilities	$-	$-	$43,417	$43,417

The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value:

	Warrant Liability	Convertible Notes	Loan Restructuring	Amended Term Loans
	(In thousands)
Balance as of December 31, 2023	$11,870	$31,547	$-	$-
Issuance	-	700	2,813	26,026
Change in fair value	15,118	5,465	-	-
Balance as of March 31, 2024	$26,988	$37,712	$2,813	$26,026

During the three months ended March 31, 2024 and 2023, there were no transfers between Level 1 and Level 2, nor into and out of Level 3.

12. Commitments and Contingencies

Contingencies

The Company evaluates for any potential impact of loss contingencies that are probable and reasonably estimable. As of March 31, 2024, there were no loss contingencies recorded.

While the Company does not anticipate that the resolution of any ongoing matters will have a material impact on its results of operations, financial condition, or cash flows, it is important to note that the ultimate outcome of these matters remains uncertain. In the event of an unfavorable resolution of one or more of these contingencies, it could have a material effect on the Company’s financial condition, results of operations, or cash flows.

The Company will continue to monitor these matters and disclose any significant developments or changes in future financial statements as necessary.

Purchase Commitments

The Company entered into a long-term software licensing contract with a major customer that commenced in 2018 and is set to expire in June 2024, subject to an additional 5-year renewal. The contract has an annual value of $50.3 million. As part of the agreement, the Company installs its software licenses on the customer’s servers, and in exchange, the customer pays an annual fee for access to the software license and related maintenance services. Additionally, the Company has a separate contract with the customer for the purchase of the customer’s end-user data. This data is essential for the Company’s development and utilization of its next-generation artificial intelligence platform. The annual price for this data acquisition amounts to approximately $30.0 million.

The sale of the software license and the purchase of the customer’s end-user data are treated as distinct and independent transactions. Furthermore, the software licensing contract and the data acquisition contract can be canceled individually without affecting the other contract, with the data acquisition contract requiring twelve months notice for cancellation by either party. Due to the distinct nature of the data acquisition from the customer, which is obtained at fair value and used primarily for research and development purposes, the revenue generated from the software licensing contract is recognized on a gross basis. Conversely, the expenses associated with the data acquisition are also recognized on a gross basis and classified as research and development expenses.

Financial Advisor Agreement

The Company has a financial advisory agreement in place with a designated financial advisor to assist with any future equity fundraising activities. According to the terms of the agreement, the financial advisor will receive compensation based on the following structure:

For equity raises comprising less than a majority of the Company’s equity capitalization, the financial advisor will be entitled to a fee equal to 5.0% of the gross proceeds generated from the equity raise.

In the event of an equity raise comprising a majority of the Company’s equity capitalization, the financial advisor’s compensation will be calculated based on the greater of the following:

i)	A flat fee of $3.5 million.

ii)	1.0% of the aggregate value of the equity raise up to $1.0 billion, plus an additional 1.5% of the portion of the aggregate value of the equity raise that exceeds $1.0 billion.

These compensation terms outline the financial advisor’s entitlement to fees based on the successful completion of equity fundraising activities. For non-equity transactions the specific fee is open to negotiation on a transaction-by-transaction basis to ensure that the financial advisor’s compensation aligns with the scale and significance of the equity raise, considering the Company’s equity capitalization and the total value of the funds raised.

On March 27, 2024, the Company and the financial advisor amended the financial advisory agreement to provide that, in lieu of payment in cash of the full amount of any advisory fees or other fees or expenses owed under the financial advisor agreement, the Company will pay the financial advisor $7,500,000 in cash or NewCo shares, at the sole discretion of the Company. As of March 31, 2024 and December 31, 2023, the financial advisor’s fees were not yet probable of being paid, nor was the amount of the payment determinable. As a result, no amount is accrued within the condensed consolidated balance sheets at either period, for the potential compensation outlined within the financial advisor agreement.

Litigation

The Company is involved in litigation arising in the normal course of business. Such litigation is not expected to have a material effect on the Company’s financial condition, results of operations, and cash flows.

13. Related-Party Transactions

Receivable from related party

The Company had outstanding receivables from Directors in the amount of $0.5 million as of December 31, 2023, related to expenses that the Company incurred on behalf of the Directors.

In February 2024, the Company collected the full amount of the related party receivable from each Director. There is no outstanding balance as of March 31, 2024.

14. Subsequent Events

The Company has evaluated all events subsequent to March 31, 2024 and through May 15, 2024, which represents the date these condensed consolidated financial statements were available to be issued. The Company is not aware of any subsequent event that would require recognition or disclosure in the condensed consolidated financial statements other than those described below.

Closing of the Merger and Related Transactions

On April 16, 2024, (the “Closing Date”), the Company consummated the previously announced merger contemplated by the Merger Agreement dated April 27, 2023 (the “SPAC Transaction”). Refer to Note 1 for additional detail.

The business combination is being accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Arrowroot issued shares for outstanding equity interests of iLearningEngines, Inc. in the business combination, Arrowroot is treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination is treated as the equivalent of the Company issuing stock for the net assets of Arrowroot, accompanied by a recapitalization. The net assets of Arrowroot is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

In connection with the closing of the business combination, Arrowroot Acquisition Corp. (NASDAQ: ARRW) changed its name to “iLearningEngines, Inc.” (“NewCo”) and is listed on the NASDAQ under the new ticker symbol “AILE”.

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:

(i)	Current ILE stockholders own 109,684,738 shares of NewCo common stock on the Closing Date in exchange for former ILE shares;

(ii)	Former Arrowroot public stockholders own 638,977 shares of NewCo common stock on the Closing Date in exchange for former Arrowroot public shares;

(iii)	Current and former affiliates of Arrowroot own 8,674,617 shares of NewCo common stock on the Closing Date in exchange for former Arrowroot convertible and promissory notes;

(iv)	Convertible note investors (not including affiliates of Arrowroot) own 11,551,784 shares of NewCo common stock on the Closing Date in exchange for former ILE convertible notes (see “Convertible Note Purchase Agreement” below for portion of convertible notes entered into on Closing Date);

(v)	The 2020 Lender, 2021 Lender and 2023 Lender own 4,419,998 shares of NewCo common stock on the Closing Date based on amendments to term loans (see “Amendments to 2020, 2021 and 2023 Term Loan” below for further details). Upon repayment of the term loans on April 18, 2024, 815,999 of the shares of NewCo common stock were cancelled.

Convertible Note Purchase Agreement

In connection with the SPAC Transaction, the Company issued and converted $29.4 million of 2024 Convertible Notes. The Company issued $0.7 million of convertible notes on March 21, 2024, and $28.7 million of convertible notes on the Closing Date (collectively, the “2024 Convertible Notes”). The 2024 Convertible Notes were converted to 8,089,532 common shares of NewCo on the Closing Date.

Negotiation of Payables to Third-Party Vendors

The Company negotiated concessions on accounts payable to other third-party vendors in several forms. The form of concessions include: (1) providing a discount to the total amount payable, (2) the option to settle certain payables in common stock, and (3) entering into a deferred payment agreement for certain payables. The concessions became effective on the Closing Date.

Proposed 2024 Equity Incentive Plan

The Company proposed a new equity incentive plan for 2024 and the plan was approved on April 1, 2024.

East West Bank Financing

On April 17, 2024 (the “Loan Closing Date”), Legacy iLearningEngines entered into a Loan and Security Agreement (the “Revolving Loan Agreement”), by and among Legacy iLearningEngines as borrower (“Borrower”), the lenders party thereto (the “Lenders”) and East West Bank, as administrative agent and collateral agent for the Lenders (“Agent”). The Revolving Loan Agreement provides for (i) a revolving credit facility in an aggregate principal amount of up to $40.0 million and (ii) an uncommitted accordion facility allowing the Borrower to increase the revolving commitments by an additional principal amount of $20.0 million at Borrower’s option and upon Agent’s approval (collectively, the “Revolving Loans”). Borrower drew $40.0 million in Revolving Loans on the Loan Closing Date, which was used (x) to repay in full Borrower’s Term Loans and (y) for general corporate purposes.

The obligations under the Revolving Loan Agreement are secured by a perfected security interest in substantially all of the Borrower’s assets except for certain customary excluded property pursuant to the terms of the Revolving Loan Agreement. On the Loan Closing Date, the Company and In2Vate, L.L.C., an Oklahoma limited liability company (the “Guarantors”) and wholly-owned subsidiary of Legacy iLearningEngines entered into a Guaranty and Suretyship Agreement (the “Guaranty”) with the Agent, pursuant to which the Guarantors provided a guaranty of Borrower’s obligations under the Revolving Loan Agreement and provided a security interest in substantially all of the Guarantors’ assets except for certain customary excluded property pursuant to the terms of the Guaranty.

The interest rate applicable to the Revolving Loans is Adjusted Term Secured Overnight Financing Rate (“SOFR”) (with an interest period of 1 or 3 months at the Borrower’s option) plus 3.50% per annum, subject to an Adjusted Term SOFR floor of 4.00%.

The maturity date of the Revolving Loans is April 17, 2027. The Revolving Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. Borrower is also required to comply with the following financial covenants, which are more fully set forth in the Revolving Loan Agreement (i) minimum liquidity, (ii) minimum revenue performance to plan, (iii) minimum fixed charge coverage ratio and (iv) maximum leverage ratio.

The Revolving Loan Agreement also includes customary events of default, including failure to pay principal, interest or certain other amounts when due, material inaccuracy of representations and warranties, violation of covenants, specified cross-default and cross-acceleration to other material indebtedness, certain bankruptcy and insolvency events, certain undischarged judgments, material invalidity of guarantees or grant of security interest, material adverse effect and change of control, in certain cases subject to certain thresholds and grace periods. If one or more events of default occurs and continues beyond any applicable cure period, the Agent may, with the consent of the Lenders holding a majority of the loans and commitments under the facility, or will, at the request of such Lenders, terminate the commitments of the Lenders to make further loans and declare all of the obligations of the Company under the Revolving Loan Agreement to be immediately due and payable.